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                                                                    EXHIBIT 99.2

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
CONTACTS:
Financial/Investor:          Media:
Bob Zwerneman                Marcy Theobald        Sandra Dunn
VP of Investor Relations     PR Manager            VP of Marketing
S1 Corporation               S1 Corporation        VerticalOne Corporation
404-812-6225                 404-812-6254          678-443-7913
rzwernem@s1.com              mtheobal@s1.com       sdunn@verticalone.com
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                      S1 CORPORATION COMPLETES ACQUISITION

                           OF VERTICALONE CORPORATION

    -- S1 ADDS ANOTHER MAJOR MILESTONE IN EXECUTING ON ITS VISION TO
    EMPOWER

    FINANCIAL INSTITUTIONS TO IMPROVE THEIR CUSTOMERS' WORLD --

ATLANTA - NOVEMBER 11, 1999 -- S1 Corporation (NASDAQ:SONE) today announced that it has completed its acquisition of Atlanta-based VerticalOne Corporation. VerticalOne becomes a wholly-owned subsidiary of S1 Corporation and will maintain its corporate identity as a leading consolidator, organizer and presenter of personal account information via the Internet. With the completion of this strategic acquisition, S1 Corporation continues to aggressively execute on its commitment to provide innovative solutions that help financial institutions deliver greater value to their customers and ultimately improve their customers' worlds.

     Under the terms of the agreement entered into on September 23, 1999, S1 Corporation issued approximately 3.86 million shares of S1 common stock to VerticalOne shareholders. S1 also assumed options to purchase VerticalOne common stock, which converted into options to purchase approximately 500 thousand shares of S1 common stock and granted approximately 2 million additional options to VerticalOne employees.


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     "By joining forces with VerticalOne, S1 is uniquely positioned to enable financial institutions to develop lasting, personal relationships with their customers," said James S. Mahan III, CEO of S1 Corporation. "We are extremely pleased to welcome the exceptional people of VerticalOne into the S1 family. S1 solutions will now be extended to enable financial institutions, for the first time, to provide customers with a single, online view of all their personal and financial data, regardless of the source of the account. Ultimately, this capability will empower financial institutions to provide such a compelling and personalized online experience that ordinary customers will inevitably become a loyal community of return visitors."

     In addition to applying its technology in support of financial services solutions, VerticalOne will aggressively target and penetrate additional market segments to capitalize on significant demand and market opportunity. VerticalOne's strong relationships with leading Internet-based companies will be maintained and expanded.

     VerticalOne's distribution partners include GO Network, LookSmart, MyWay (formerly Planet Direct), The Motley Fool, The Street.com, AnyDay.com, and BellSouth(R) Buzz(sm), and are also accessible via the Palm VII(TM) organizer, the first handheld solution for out-of-the-box wireless Internet access. Through these partnerships, and others, VerticalOne's reach will extend to over 40 million Internet users, giving them one-stop access to all of their personal accounts online.

          ABOUT S1 CORPORATION

     S1 (NASDAQ:SONE), the pioneer of Internet banking, is today's leading provider of innovative Internet-based financial services solutions. S1 offers a broad range of applications that empower financial organizations to increase revenue, strengthen customer relationships and gain competitive advantage by meeting the evolving needs of their customers across various lines of business, market segments


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and delivery channels. Through its professional services organization, S1's applications can be implemented in-house or outsourced to the S1 Data Center. Additional information about S1 is available at http://www.s1.com.

                          ABOUT VERTICALONE CORPORATION

     Headquartered in Atlanta, VerticalOne Corporation is a privately held company founded in 1998 to enable the next generation of Internet content personalization services for consumers. VerticalOne has built the information infrastructure that will empower Internet destination sites to offer their online customers a single point-of-access to a wide variety of personal content and account information including reward programs, communications, investments, bank statements, and other bills or personal accounts. VerticalOne's Privacy Statement is certified by both TRUSTe(sm) and BBBOnLine(R), and the company is certified by Internet Security Systems (ISS).

More information about the company can be obtained from the World Wide Web at http://www.verticalone.com or by email to marketing@verticalone.com.

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